EXHIBIT 4.1



THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
2 HANSON PLACE, 12TH FLOOR, BROOKLYN, NEW YORK  11217



                                December 20, 2005

Van Kampen Funds Inc.
1221 Avenue of Americas
New York, New York  10020

                       Van Kampen Unit Trusts, Series 541
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Dear Sirs:

     The Bank of New York is acting as trustee for the Van Kampen Unit Trusts, Series 541 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on December 19, 2005, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-129263) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                             Very truly yours,


                                                             /s/ DESMOND O'REGAN
                                                             -------------------
                                                                 Vice President